UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026 (January 5, 2026)

Tectonic Financial, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-38910	82-0764846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16200 Dallas Parkway, Suite 190

Dallas, Texas 75248

(Address of principal executive offices) (Zip Code)

(972) 720-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Series B preferred stock, par value $0.01 per share	TECTP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 5, 2026, Tectonic Financial, Inc. (the “Company”) consummated the previously announced separation and distribution transactions in accordance with the Separation Agreement and Plan of Distribution (the “Separation Agreement”), dated as of December 19, 2025, by and among the Company, Tectonic Advisors, LLC, a Texas limited liability company (“Spinco”), and certain equity owners (the “TA Continuing Shareholders”) of Cain Watters & Associates, LLC (“Cain Watters”), pursuant to which Spinco was separated from the Company and distributed to the TA Continuing Shareholders.

Pursuant to the Separation Agreement, the Company separated the business, operations, assets, and liabilities of Spinco from the Company’s organizational structure (the “Separation”) and distributed 100% of the outstanding membership interests of Spinco to the TA Continuing Shareholders (the “Distribution”).

In connection with the Distribution, the Company received (i) approximately 1.53 million shares of the Company’s common stock, par value $0.01 per share, representing approximately 22.25% of the fully diluted issued and outstanding shares of the Company as of the distribution date, and (ii) a promissory note issued by Spinco and payable to the Company in the amount of $35 million. Immediately following the distribution, Spinco refinanced and paid the promissory note in full and the Company received $35 million in cash proceeds.

The Company intends to use the cash proceeds received in the transaction for general corporate purposes, which may include the repayment of all or a portion of its outstanding subordinated debt, the redemption of all or a portion of its outstanding Series B Noncumulative Perpetual Preferred Stock, and the repurchase of shares of the Company’s common stock, subject to approval by the Company’s board of directors and applicable regulatory approvals.

Following completion of the Separation and Distribution, Spinco ceased to be a subsidiary of the Company.

The Separation and Distribution are intended to qualify as tax-free transactions for U.S. federal income tax purposes, except with respect to the cash proceeds received by the Company from the payoff of the promissory note.

The foregoing description of the transactions contemplated by the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 19, 2025, and incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers

Effective immediately following the completion of the Separation and Distribution on January 5, 2026, Steven B. Clapp and Thomas Sanders resigned from the boards of directors of the Company, T Bancshares, Inc., and T Bank, N.A., and from any and all officer, director, or similar positions with the Company and its subsidiaries.

There were no disagreements between either Mr. Clapp or Mr. Sanders and the Company, T Bancshares, Inc., or T Bank, N.A. on any matter relating to the operations, policies, or practices of the Company or its subsidiaries.

Item 8.01 Other Events

In connection with the consummation of the Separation and Distribution on January 5, 2026, and consistent with the Company’s historical practice of paying regular quarterly cash dividends on its common stock, the Company’s board of directors declared a cash dividend of $0.14 per share on the Company’s common stock.

The dividend is payable to shareholders of record immediately prior to the Distribution on January 5, 2026 and will be paid on February 18, 2026, subject to customary administrative procedures.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The unaudited pro forma financial information required by Item 9.01(b) of Form 8-K is expected to be filed by amendment to this Current Report on Form 8-K within the period permitted by applicable SEC rules.

(d) Exhibits:

2.1	Separation and Distribution Agreement dated December 19, 2025 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on December 19, 2025) (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.)
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2026	TECTONIC FINANCIAL, INC.

	By:	/s/ A. Haag Sherman
	Name:	A. Haag Sherman
	Title:	Chief Executive Officer

3